Exhibit 10.1

WAIVER AND AMENDMENT NO. 4 TO CREDIT AGREEMENT

THIS WAIVER AND AMENDMENT NO. 4 TO CREDIT AGREEMENT (this “Agreement”), dated as of February 27, 2026, is entered into by and among NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (the “Borrower”), and BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, the “Lender”).

RECITALS

WHEREAS, the Borrower and the Lender are parties to a certain Credit Agreement dated as of February 29, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, Events of Default have occurred and are continuing under Section 8.01(b) of the Credit Agreement as a result of the Borrower’s failure to comply with: (a) Section 7.11(a) of the Credit Agreement (Consolidated Leverage Ratio) for the fiscal quarter ended December 31, 2025; (b) Section 7.11(b) of the Credit Agreement (Consolidated Fixed Charge Coverage Ratio) for the fiscal quarter ended December 31, 2025; and (c) Section 7.11(c) of the Credit Agreement (Consolidated EBITDA) for the fiscal quarter ended December 31, 2025 (collectively, the “Acknowledged Events of Default”).

WHEREAS, the Borrower has requested that the Lender agree to (i) waive the Acknowledged Events of Default and (ii) amend and modify certain terms and provisions of the Credit Agreement.

WHEREAS, the Lender has agreed to do so, but only pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acknowledged Events of Default” has the meaning set forth in the Recitals.

“Amendment and Waiver Fee” has the meaning set forth in Section 6.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Credit Agreement” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in Section 9.

“Released Party” has the meaning set forth in Section 11.

2. Estoppel. The Borrower hereby acknowledges and agrees that, as of the close of business on February 24, 2026, (a) the aggregate outstanding principal amount of the Revolving Loans was $9,100,000, and (b) the L/C Obligations was $0, each of which constitutes a valid and subsisting obligation of the Borrower owed to the Lender that is not subject to any credits, offsets, defenses, claims, counterclaims, or adjustments of any kind.

3. Consent, Acknowledgement and Reaffirmation. The Borrower hereby: (a) acknowledges and consents to this Agreement and the terms and provisions hereof and that, but for the entry into this Agreement, the Lender would be entitled to exercise any of the rights or remedies available to the Lender under the Loan Documents and applicable law; (b) reaffirms the covenants and agreements contained in each Loan Document, including, in each case, as such covenants and agreements may be modified by this Agreement and the transactions contemplated hereby; (c) reaffirms that each of the Liens created and granted in or pursuant to the Loan Documents in favor of the Lender is valid and subsisting; (d) acknowledges and agrees that this Agreement shall in no manner impair or otherwise adversely affect such Liens; and (e) confirms that each Loan Document is and shall continue to be in full force and effect, and the same are hereby ratified and confirmed in all respects, as modified by this Agreement.

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4. Waiver. Subject to the terms and conditions set forth herein, the Lender hereby waives the Acknowledged Events of Default; provided, that the foregoing waiver shall not be deemed to modify the obligation of the Borrower to comply with each and every obligation, covenant, duty, or agreement under the Credit Agreement and the other Loan Documents. It is acknowledged and agreed that this waiver is a one-time waiver limited exclusively to the Acknowledged Events of Default and shall not be construed to be a waiver of, or in any way obligate the Lender to waive, any other Default or Event of Default that may have occurred or that may occur from and after the Effective Date.

5. Amendments to Credit Agreement. Effective as of the Effective Date, the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following definition in its appropriate alphabetical order:

“Acceptable Accounts” means those accounts and accounts receivable of the Borrower and the Borrower’s Domestic Subsidiaries’ that are Loan Parties as the Lender determines to be satisfactory, in the Lender’s sole discretion. Subject to the foregoing, “Acceptable Accounts” shall not include any service charges or sales or other taxes and shall be accounts of the Borrower or its Domestic Subsidiaries that are Loan Parties: (i) which arise in the ordinary course of the Borrower’s or such Domestic Subsidiary’s business from the performance of services or sale of goods which have been performed or sold; (ii) which are not more than (A) one hundred and twenty (120) days old from the date of the original invoice solely with respect to customers previously identified by the Borrower and approved by the Lender or (B) ninety (90) days old from the date of the original invoice with respect to all other invoices (in the event that fifty percent (50%) of the accounts receivable from a particular account debtor are over one hundred twenty (120) or ninety (90) days old, as applicable, all of the accounts receivable from that particular account debtor shall be excluded from Acceptable Accounts); (iii) which are not evidenced by a promissory note or other instrument; (iv) which are payable to the Borrower or such Domestic Subsidiary; (v) which are owed by any customer whose principal place of business is within the United States or any foreign accounts which are FCIA-insured; (vi) which are owed by any corporation or other entity other than one which is related to the Borrower or such Domestic Subsidiary, or is an Affiliate of the Borrower or such Domestic Subsidiary; (vii) which constitute valid, binding and enforceable obligations of account debtors which are not subject to any claims, counterclaim, set off, credit, allowance or chargeback; (viii) as to which the Borrower or such Domestic Subsidiary has received no notice and has no knowledge as to whether the account debtor (or any guarantor or endorser thereof) is bankrupt or insolvent, or any other facts which make the collection of the account doubtful; (ix) which are not owed by any person employed by, or salesman of, the Borrower or such Domestic Subsidiary; (x) which do not arise out of the sale by the Borrower or such Domestic Subsidiary of goods consigned or delivered to the Borrower or such Domestic Subsidiary on “sell or return” terms (whether or not compliance has been made with Section 2-326 of the UCC); (xi) which do not arise out of the sale to any Related Party of the Borrower or such Domestic Subsidiary; and (xii) which do not arise out of any sale made on a “bill and hold,” dating or delayed shipping basis. Accounts payable by the Borrower to any account debtor shall be netted against accounts due from such debtor. The acceptance of or characterization by the Lender of any account as an Acceptable Account shall not be deemed a determination by the Lender as to its actual value nor in any way obligate Lender to accept any account arising subsequently from such debtor to be, or to continue to deem such account to be, an Acceptable Account. All accounts and inventory of the Borrower or any other Loan Party, whether Acceptable Accounts or not, shall constitute Collateral under the Security Agreement.

“Borrowing Base” means an amount equal to eighty percent (80%) of the sum of (i) eighty-five percent (85%) of eligible Acceptable Accounts, plus, (ii) fifty percent (50%) of Eligible Inventory, plus, (iii) forty-five percent (45%) of Net Fixed Assets.

“Borrowing Base Certificate” means a borrowing base certificate, certified by a Responsible Officer of the Borrower, in the form attached hereto as Exhibit G.

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“Consolidated Cash-on-Hand” at any time for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) (i) cash and Cash Equivalents on the balance sheet at such time which is not restricted and which is unencumbered by any Liens other than (x) the Liens in favor of Lender and (y) inchoate Liens which arise by statute or operation of law, in each case, on an involuntary basis, less (b) the amount of any payments which have been issued by the Borrower and its Subsidiaries, but which have not yet cleared their respective accounts.

“Eligible Inventory” means the finished goods of the Borrower or any of the Borrower’s Domestic Subsidiaries that are Loan Parties which are initially and at all times until sold: (i) new and unused (except, with Lender’s written approval, used equipment held for sale or lease), in first-class condition, merchantable and saleable through normal trade channels; (ii) at a location which has been identified in writing to the Lender and is not in transit; (iii) subject to a perfected security interest in favor of the Lender; (iv) owned by the Borrower or such Domestic Subsidiary free and clear of any lien except in favor of the Lender; (v) not including any packaging materials, obsolete materials or goods, work in process, materials or goods located outside of the United States, or any scrap, waste, defective goods and the like; (vi) have been produced by the Borrower or such Domestic Subsidiary in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders promulgated thereunder; (vii) not stored with a bailee, warehouseman or similar party unless the Lender has given its prior written consent thereto and the Borrower or such Domestic Subsidiary has caused each such bailee, warehouseman or similar party to issue and deliver to Lender warehouse receipts in the Lender’s name for such inventory; and (viii) and have not been designated by the Lender, in accordance with its normal credit policies, as unacceptable for any reason by notice to the Borrower, provided that the Borrower shall have a ten (10) Business Day right to respond to any such notice before such designation is effective.

“Fourth Amendment Effective Date” means February 27, 2026.

“Net Fixed Assets” means the net fixed assets of the Borrower or any of the Borrower’s Domestic Subsidiaries that are Loan Parties as reported on the Borrower’s financial statements, including, without limitation, computer software and equipment, website development, telephone system, machinery and equipment, and furniture and fixtures. The value to be reported pursuant to Section 6.02(o) shall be based on the gross book value of each of these assets less the accumulated depreciation of each asset.

(b) The definition of “Liquidity” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

(c) The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

Applicable Rate” means, for any day, the rate per annum for (a) Revolving Loans that are Base Rate Loans shall be 2.50%, (b) Revolving Loans that are Term SOFR Loans shall be 3.50%, (c) the Letter of Credit Fee shall be 3.00%, and (d) the Commitment Fee shall be 0.20%. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

(d) The definition of “Permitted Transfers” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

Permitted Transfers” means (a) Dispositions of inventory and raw materials in the ordinary course of business; (b) Dispositions of property to any Loan Party; provided, that, if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any Loan Party; (e) the sale or disposition of Cash Equivalents for fair market value; and (f) dispositions or other transfers of equipment to a Foreign Subsidiary, provided, that, from and after the Fourth Amendment Effect Date no such dispositions or other transfers of equipment to a Foreign Subsidiary shall be made without the Lender’s prior written consent.

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(e) The definition of “Revolving Commitment” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Revolving Commitment” means the Lender’s obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.02(a) and (b) issue Letters of Credit for the account of the Borrower pursuant to Section 2.04. The Revolving Commitment shall be: (x) for the period commencing on the Closing Date and continuing through March 31, 2026, $15,000,000; and (y) for the period commencing April 1, 2026 and continuing until the Maturity Date, $12,000,000.

(f) Section 2.05(b) of the Credit Agreement is hereby amended to add new clauses (iii) and (iv) to read as follows:

(iii) Borrowing Base Payments. If for any reason the Total Revolving Outstandings at any time exceed the Borrowing Base as of the last day of any month, the Borrower shall, within three (3) Business Days after the date Borrowing Base Certificates are required to be delivered pursuant to Section 6.02(o), prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess. The amount of any such payment shall be certified by Responsible Officer of the Borrower to the Lender on the applicable payment date in a form reasonably acceptable to the Lender.

(iv) Excess Cash Payments. If for any reason Consolidated Cash-on-Hand exceeds $1,800,000 as of the close of any Business Day, the Borrower shall, within three (3) Business Days, prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to the amount by which (x) Consolidated Cash-on-Hand exceeds (y) $1,800,000 as of the close of business on such Business Day. The amount of any such payment shall be certified by Responsible Officer of the Borrower to the Lender on the applicable payment date in a form reasonably acceptable to the Lender.

(g) Section 6.02 of the Credit Agreement is hereby amended to add a new clause (o) to read as follows:

(o) Borrowing Base Certificate. No later than fifteen (15) days after the end of each month ending after the Fourth Amendment Effective Date, a Borrowing Base Certificate.

(h) Section 7.02(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that, the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,000,000 from and after the Fourth Amendment Effective Date;

(i) Sections 7.03(c), (d), and (e) of the Credit Agreement are hereby amended in their entirety to read as follows:

(c) Foreign Subsidiary OpEx Payments, Investments in Foreign Subsidiaries constituting advances or capital contributions to, or other investments in, such Subsidiaries in an aggregate amount not to exceed $500,000 during each calendar year, so long as (i) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to any such Investment; and (ii) as of the date of any such Investment, and immediately after giving effect thereto, the Borrower shall have Availability of not less $2,000,000; provided, that, such Foreign Subsidiary OpEx Payments, Investments in Foreign Subsidiaries constituting advances or capital contributions to, or other investments in, such Subsidiaries shall not exceed $150,000 in the aggregate at any time from and after the Fourth Amendment Effective Date;

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(d) Foreign Subsidiary OpEx Payments in an aggregate amount not to exceed $850,000 during each calendar month, so long as (i) such payments, and the expenses for which such payments are being made, are consistent with the Borrower’s historical practices with respect to the recipient of such payments and (ii) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to any such Foreign Subsidiary OpEx Payment;

(e) other Investments, including additional Investments in Subsidiaries, subject to the satisfaction of the Restricted Payment Conditions with respect to such Investments; provided, that, no such Investments shall be made pursuant to this clause (e) from and after the Fourth Amendment Effective Date;

(j) Section 7.05(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c) Dispositions of equipment or real property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; and

(k) Section 7.06(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b) following the date on which the Designated Conditions are first satisfied, distributions consisting solely of redemptions of Equity Interests in the Borrower may be made in an aggregate amount not to exceed $300,000 during each calendar year; provided, that, no such distributions shall be made pursuant to this clause(b) from and after the Fourth Amendment Effective Date;

(l) Section 7.06(d) of the Credit Agreement is hereby amended in its entirety to read as follows:

(d) following the date on which the Designated Conditions are first satisfied, any Subsidiary that is not a Loan Party (and is not required to be a Loan Party under this Agreement) may make Restricted Payments to any Person that is not otherwise in violation of this Agreement; provided, that, no such Restricted Payments shall be made pursuant to this clause (d) from and after the Fourth Amendment Effective Date.

(m) Section 7.11(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c) Consolidated EBITDA. Permit Consolidated EBITDA as of the end of the Measurement Periods set forth below to be less than the amount set forth below for such date:

Fiscal Quarter Ending	Minimum Consolidated EBITDA
June 30, 2025	$1,000,000
September 30, 2025	$1,300,000
December 31, 2025	$1,600,000
March 31, 2026	$680,000
June 30, 2026	$1,559,000

Notwithstanding anything to the contrary herein, solely for purposes of this Section 7.11(c), “Measurement Period” shall mean (i) for the fiscal quarter of the Borrower ending March 31, 2026, the most recently completed three (3) calendar months, and (ii) for the fiscal quarter of the Borrower ending June 30, 2026, the most recently completed six (6) calendar months.

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(n) Section 7.11(d) of the Credit Agreement is hereby deleted in its entirety.

(o) A new Exhibit G (Borrowing Base Certificate) is hereby added to the Credit Agreement in the form attached hereto as Annex A.

6. Amendment and Waiver Fee. In consideration of the waiver and other agreements of the Lender set forth herein, the Borrower hereby agrees to pay to the Lender an amendment and waiver fee (the “Amendment and Waiver Fee”) in an amount equal to 0.250% of the sum of (i) the outstanding principal balance the Revolving Loans as of the Effective Date and (ii) the outstanding principal balance of the Term Loan as of the Effective Date. The Amendment and Waiver Fee shall be fully-earned and non-refundable as of the Effective Date and shall be due and payable on the Effective Date.

7. Post-Closing Matters. The Borrower shall deliver to the Lender, within thirty (30) days after the Effective Date (as such date may be extended by the Lender in its sole discretion):

(a) a completed perfection certificate (the form of which the Lender shall provide to the Borrower) identifying all assets of the Borrower, subject to the materiality thresholds and exclusions set forth in the Loan Documents;

(b) landlord waivers for all real property leased by the Borrower or any of its Subsidiaries in the United States, in form and substance reasonably acceptable to the Lender; and

(c) with respect to Nortech Systems Holdings, LLC (the “New Guarantor”), a Joinder Agreement and all other documentation required under Section 6.13 of the Credit Agreement to cause the New Guarantor to become a Guarantor under the Credit Agreement and other Loan Documents.

8. Fees and Expenses. Without in any way limiting the obligations of the Borrower under the Loan Documents, including without limitation Section 10.04 of the Credit Agreement, the Borrower shall, within five (5) Business Days after written demand therefor, reimburse the Lender for all of its documented and invoiced out-of-pocket fees and expenses reasonably incurred in connection with this Agreement, the Credit Agreement, and the other Loan Documents (including, without limitation, the documented and invoiced fees and out-of-pocket expenses of Moore & Van Allen PLLC, as counsel to the Lender).

9. Conditions Precedent. This Agreement shall be effective on the date (the “Effective Date”) that each of the following conditions have been satisfied as determined by the Lender in its reasonable discretion, or waived by the Lender in its sole discretion:

(a) Executed Agreement. The Lender shall have received a copy of this Agreement duly executed by the Borrower and the Lender.

(b) Waiver and Amendment Fee. The Lender shall have received payment of the Waiver and Amendment Fee.

(c) Intellectual Property Notices. The Lender shall have received executed copies of notices to be filed with the USPTO in respect of certain intellectual property assets owned by the Borrower, in form and substance satisfactory to the Lender.

(d) Officer’s Certificate, Authorizing Resolutions, and Incumbencies. The Lender shall have received certificates of resolutions or other action, incumbency certificates, and/or other certificates of the Secretary, Assistant Secretary, or other appropriate officer (or member or manager, as the case may be, in the case of limited liability companies) acceptable to the Lender, of the Borrower, dated as of the Effective Date, reflecting the transactions contemplated by this Agreement and in form reasonably satisfactory to the Lender; provided, that to the extent none of the foregoing has changed since they were most recently delivered to the Lender for the Borrower, then the Borrower may deliver a customary, short-form “bring down” certificate.

(e) Lender’s Fees and Expenses. The Lender shall have received reimbursement from the Borrower for all documented and invoiced out-of-pocket fees and expenses reasonably incurred in connection with this Agreement, the Credit Agreement, and the other Loan Documents (including, without limitation, the documented and invoiced fees and out-of-pocket expenses of Moore & Van Allen PLLC, as counsel to the Lender) through the Effective, except to the extent otherwise agreed by the Lender.

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10. Representations of the Borrower. The Borrower represents and warrants to the Lender as follows:

(a) The Borrower has the requisite power and authority and has taken all necessary action to authorize the execution, delivery, and performance of this Agreement in accordance with its terms.

(b) This Agreement has been duly executed and delivered by the Borrower and is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability.

(c) The execution, delivery, and performance by the Borrower of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not require, as a condition to the effectiveness thereof, any registration with, consent, or approval of, or notice to, or other action to, with, or by, any Governmental Authority except for (i) filings necessary to perfect, and/or maintain the perfection of, the Liens created under the Loan Documents or (ii) filings, recordings, or consents where failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

(d) After giving effect to this Agreement: (i) the representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects (but without duplication of any existing materiality qualifiers) on and as of the Effective Date to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date (in which case they are true, accurate and complete in all material respects (but without duplication of any existing materiality qualifiers) as of such earlier date); and (ii) no Default or Event of Default exists on and as of the Effective Date.

(e) There are no Domestic Subsidiaries that have been formed or acquired, or that are otherwise existing as of the date hereof, that are required to be joined to the Credit Agreement and the other Loan Documents as a Guarantor pursuant to Section 6.13 of the Credit Agreement.

If any representation and warranty set forth in this Section is incorrect in any material respect, then such incorrect representation and warranty shall constitute a new and immediate Event of Default without regard to any otherwise applicable notice, cure, or grace period.

11. Release. The Borrower hereby releases and forever discharges the Lender, and each of the Lender’s predecessors, successors, assigns, and Related Parties (each and every of the foregoing, a “Released Party”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions, and causes of action of any nature whatsoever, in each case through the Effective Date, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, whether liquidated or unliquidated, whether absolute or contingent, whether foreseen or unforeseen, and whether or not heretofore asserted, which the Borrower may have or claim to have against any Released Party.

12. No Actions, Claims. The Borrower each hereby represents, warrants, acknowledges, and confirms that the Borrower has no knowledge of any action, cause of action, claim, demand, damage, or liability of whatever kind or nature, in law or in equity, against any Released Party arising from any action by such Person, or failure of such Person to act, in any way on or prior to the date hereof.

13. Incorporation of Agreement. Except as specifically modified herein, the terms of the Loan Documents shall remain in full force and effect. The execution, delivery, and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of the Lender under the Loan Documents or constitute a waiver or amendment of any provision of the Loan Documents. The breach of any covenant or provision of this Agreement shall constitute an immediate Event of Default and this Agreement shall constitute a Loan Document.

14. No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns, and the obligations hereof shall be binding upon the Borrower. No other Person shall have or be entitled to assert rights or benefits under this Agreement, other than any non-party Released Party with respect to Section 11 and Section 12 hereof (which Persons are intended to be third party beneficiaries of this Agreement).

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15. Entirety. This Agreement, the Credit Agreement, and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof. This Agreement, the Credit Agreement, and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

16. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

17. Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. The governing law, jurisdiction, consent to service of process, and waiver of jury trial provisions contained in Sections 10.13 and 10.14 of the Credit Agreement are hereby incorporated by reference mutatis mutandis.

18. Further Assurances. Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments as may reasonably be requested to effectuate the intent and purposes, and to carry out the terms, of this Agreement.

19. Miscellaneous. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, then such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Except as otherwise provided in this Agreement, if any provision contained in this Agreement conflicts with, or is inconsistent with, any provision in any Loan Document, then the provision contained in this Agreement shall govern and control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	NORTECH SYSTEMS INCORPORATED,
a Minnesota corporation

	By:	/s/ Andrew D.C. LaFrence
	Name:	Andrew D.C. LaFrence
	Title:	Senior Vice President of Finance and Chief Financial Officer

NORTECH SYSTEMS INCORPORATED.

WAIVER AND AMENDMENT NO.4 TO CREDIT AGREEMEN

LENDER:	BANK OF AMERICA, N.A.,
a national banking association

	By:	/s/ Mirth St. Juste
	Name:	Mirth St. Juste
	Title:	Vice President